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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

To the Stockholders and the Board of Directors of G-Link Express (Cambodia) Pte. Ltd.

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-64452 and No. 333-91240) and the registration statements on Form S-8 (No. 333-74918 and No. 333-103439) of Stonepath Group, Inc. of our report dated June 28, 2003, relating to the balance sheet of G-Link Express (Cambodia) Pte. Ltd. as of December 31, 2002, and the related statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the Form 8-K of Stonepath Group, Inc. dated August 8, 2003.


Ho, Sneddon, Chui
Certified Public Accountants Limited
Hong Kong
July 28, 2003